Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of FormFactor, Inc. of our report dated February 17, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in FormFactor’s Annual Report on Form 10-K for the year ended December 25, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 17, 2011